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                                  EXHIBIT 5


August 31, 1998



Racotek, Inc.
7301 Ohms Lane, Suite 200
Minneapolis, MN 55439


Ladies and Gentlemen:

I am counsel to Racotek, Inc. (the "Company") and am rendering this opinion with respect to certain matters in connection with the filing by the Company of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to 2,500,000 shares of the Company's Common Stock, $0.01 par value, (the "Shares") pursuant to its 1998 Non-Officer Stock Option Plan (the "Plan").

In connection with this opinion, I have examined the Registration Statement and related Prospectus, the Company's Certificate of Incorporation and By-laws, as amended, and such other documents, records, certificates, memoranda and other instruments as I deem necessary as a basis for this opinion.

On the basis of the foregoing, and in reliance thereon, I am of the opinion that the Shares, when sold and issued in accordance with the Plan, the Registration Statement and related Prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

RACOTEK, INC.,


By:  /s/ Ian Nemerov
     ---------------
     Ian Nemerov
     Secretary and Attorney